UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report:

March 17, 2006

MATTEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-05647	95-1567322
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

333 Continental Boulevard, El Segundo, California	90245-5012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(310) 252-2000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

Performance Goals for 2006 under the 2002 Mattel Incentive Plan.

On March 15, 2006, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Mattel, Inc. (“Mattel”) established performance goals for 2006 under the 2002 Mattel Incentive Plan (the “MIP”).

Certain employees of Mattel and its subsidiaries are eligible for annual cash incentive compensation under the MIP. The performance objectives used to determine payments under the MIP may be based on one or more of a variety of different financial business criteria with respect to (1) Mattel, (2) Mattel’s worldwide operations, regional operations, country specific operations and/or subsidiaries, business units, affiliates, corporations, divisions, groups, functions or employees and/or (3) Mattel’s brands, groups of brands or specific brands. In the first quarter of each year, Mattel’s Compensation Committee establishes the performance goals that must be achieved for that year in order for annual incentive payments to be made. The performance goals for named executive officers are based on objective formulae or standards, as required to qualify for the exception from Internal Revenue Code Section 162(m) for performance-based compensation. For other employees, the Compensation Committee has the discretion to establish performance goals based on other standards, including individual performance goals, business and personal contributions and management discretion.

On March 15, 2006, the Compensation Committee established performance goals and formulae for the year 2006 under the MIP. These goals and formulae were based on the following criteria for the following named executive officers: (a) the overall corporate financial performance of Mattel and achievement of objectively measurable strategic initiatives, for each of the following officers: Robert A. Eckert, Chairman and Chief Executive Officer; Kevin M. Farr, Chief Financial Officer; and Thomas A. Debrowski, Executive Vice President, Worldwide Operations; (b) the overall corporate financial performance of Mattel, the financial performance of the Mattel Girls & Boys Brands and Fisher-Price Brands business units and achievement of objectively measurable strategic initiatives, for Neil B. Friedman, President, Mattel Brands; and (c) the overall corporate financial performance of Mattel, the financial performance of the International division and the Mattel Girls & Boys Brands and Fisher-Price Brands business units and achievement of objectively measurable strategic initiatives, for Bryan G. Stockton, Executive Vice President, International. The performance goals with respect to the overall corporate financial performance of Mattel are based upon net operating profit after taxes less a capital charge. The performance goals with regard to the financial performance of each of the Mattel Girls & Boys Brands and Fisher-Price Brands business units are based on the business unit’s U.S. operating profit less an inventory charge and the business unit’s international operating profit at planned overhead less an inventory charge. The performance goals with regard to the financial performance of the International division are based on international operating profit less a working capital charge. The specific numbers used with regard to these performance goals are highly sensitive and confidential. With regard to the objectively measurable strategic initiatives, which are highly sensitive and confidential in nature, the Compensation Committee established precise measures and determined the relative weight given to each measure, and the Compensation Committee established rules as to how many of the precise measures needed to be achieved in order to reach threshold, target and maximum levels.

At the time they were set, all of the 2006 performance goals were substantially uncertain to be achieved. The goals were set at threshold, target and maximum levels. For 2006, the maximum amounts that named executive officers are eligible to receive under the MIP range from 90% to 200% of base salary.

In determining the performance goals and award levels for each named executive officer for 2006 under the MIP, the Compensation Committee reviewed competitive data regarding annual incentive levels, relied upon the advice of the Compensation Committee’s independent compensation consultant and exercised its business judgment.

Forms of Grant Agreements Pursuant to the Mattel, Inc. 2005 Equity Compensation Plan.

At its meeting on March 15, 2006, the Compensation Committee approved forms of grant agreements pursuant to the Mattel, Inc. 2005 Equity Compensation Plan (the “2005 Plan”) for Initial Grants (as defined in the 2005 Plan) to non-employee directors of non-qualified stock options (“NQSOs”) and restricted stock units (“RSUs”) with dividend equivalent rights. The form of grant agreement for Initial Grants of NQSOs, which is filed herewith as Exhibit 99.1, provides for immediate vesting in full of such NQSOs on the date of grant. The form of grant agreement for Initial Grants of RSUs with dividend equivalent rights, which is filed herewith as Exhibit 99.2, provides for vesting of such RSUs on the third anniversary of the date of grant, except in the case of the holder’s severance, in which case special provisions apply depending upon the nature of the severance. Pursuant to the dividend equivalent rights, if Mattel pays a cash dividend or distribution with respect to its common stock, the holder of any such RSUs that are outstanding on the record date for such cash dividend or distribution will receive an amount in cash equal to the amount the holder would have received if the RSUs had been actual shares of Mattel common stock outstanding on such date. This summary description of provisions of the above-referenced grant agreements is qualified in its entirety by reference to Exhibits 99.1 and 99.2.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired: None

(b)	Pro forma financial information: None

(c)	Exhibits:

Exhibit No.	Exhibit Description
99.1*	Form of Grant Agreement for Initial Grants to Outside Directors of NQSOs under the 2005 Plan

99.2*	Form of Grant Agreement for Initial Grants to Outside Directors of RSUs with Dividend Equivalents under the 2005 Plan

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTEL, INC. Registrant

By:	/s/ Robert Normile
Robert Normile
Senior Vice President, General
Counsel and Secretary

Dated: March 17, 2006

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